Exhibit 99

SPARTAN MOTORS, INC.

1000 REYNOLDS RD. • CHARLOTTE, MI  48813 • USA

TELEPHONE 517.543.6400 • FACSIMILE 517.543.5403

WEB PAGE - WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors Announces Retirement of CFO James Knapp

CHARLOTTE, Michigan, May 29, 2009 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced that senior vice president, chief financial officer, chief compliance officer and treasurer James Knapp will be retiring from the company within the next few months.

Knapp, 63, has been Spartan’s chief financial officer, secretary and treasurer for the past seven years, senior vice president since 2004 and chief compliance officer since 2008. Spartan Motors, the leading manufacturer of custom chassis and emergency-rescue vehicles, said it has initiated a search for Knapp’s successor led by the board of directors with assistance from a national executive search firm.

“Jim has been an integral part of our senior management team in what has been the most rapid period of Spartan’s growth in our history,” said John Sztykiel, president and CEO of Spartan Motors. “We are grateful for his leadership and wisdom, and want to thank him for his lasting contributions as well as for his assistance in making this a smooth transition as we search for his replacement.”

Sztykiel added: “Jim leaves big shoes to fill, but we are also excited about the opportunity to bring a fresh perspective to Spartan and to continue to build on our long-term track record of sales and earnings growth and healthy financial position.”

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and custom vehicle markets. The company’s brand names – SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM – are known for quality, value, service and being the first to market with innovative products. The company employs approximately 1,200 at facilities in Michigan, Pennsylvania, South Carolina and South Dakota. Spartan reported sales of $844.4 million in 2008 and is focused on becoming the premier manufacturer of custom vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” and “continue.” These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com